Exhibit 10.22

Anstellungsvertrag	Employment Contract
zwischen der	between

Teradata GmbH,

Ulmer Straße 160, 86156 Augsburg

- nachfolgend „Teradata“ genannt -	- hereinafter referred to as “Teradata” –
und	and
Herrn/Mr. Hermann Wimmer

Personal-Nr.: 650250	personnel no.: 650250

geb. am 20. Mai 1963 in München	born on May 20th, 1963 in Munich

wohnhaft in Zeisigweg 8, 81827 München	resident at Zeisigweg 8, 81827 München

- nachfolgend „Mitarbeiter“ genannt -	- hereinafter referred to as the “Employee” –

Präambel	Preamble
Der Mitarbeiter war bis zum 31. Dezember 2012 als President, Teradata EMEA (Europe, Middle East & Africa) für Teradata tätig. Im Zusammenhang mit der Übernahme einer neuen Position durch den Mitarbeiter bei Teradata schließen die Parteien den folgenden Anstellungsvertrag, durch den sämtliche vorherige Vereinbarungen, insbesondere Beschäftigungsverträge, zwischen den Parteien abgelöst werden; dies gilt insbesondere für den zwischen den Parteien abgeschlossenen Anstellungsvertrag vom 1. September 2007 sowie den zwischen den Parteien vereinbarten Zusatz zum Anstellungsvertrag vom 1. September 2007, ebenfalls datierend vom 1. September 2007.	The Employee was employed by Teradata as President, Teradata EMEA (Europe, Middle East & Africa) until December 31st, 2012. Due to the Employee’s gaining a new position with Teradata, the parties enter into the following Employment Contract which terminates and supersedes all prior agreements, particularly employment contracts, between the parties; the latter particularly applies to the employment contract as of September 1st, 2007 entered into between the parties as well as the supplement to the employment contract as of September 1st, 2007, also dated September 1st, 2007.

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1 Verantwortungsbereich	1 Scope of responsibility
Der Mitarbeiter ist mit Wirkung zum 1. Januar 2013 als Executive Vice President International Kst. <...> tätig geworden.	The Employee has been employed as of January 1st, 2013 as Executive Vice President International

Als Mitglied des Teradata Führungsteams leitet der Mitarbeiter in dieser Position Teradatas internationalen Vertrieb von Produkten und Dienstleistungen in Europa, im mittleren Osten, Afrika, Asien, Pacific und Japan.	As a member of the Teradata leadership team, the Employee in this role leads Teradata’s sales of products and services in Europe, Middle East, Africa, Asia, Pacific, and Japan.

Seine Tätigkeit nimmt er von seinem Home Office an seinem Privatwohnsitz Zeisigweg 8, 81827 München aus wahr. Die zugeordnete betriebliche Arbeitsstätte ist München.	He will be working from his Home Office at his private residence Zeisigweg 8, 81827 Munich. The assigned work location is Munich.

Teradata is berechtigt, dem Mitarbeiter aus betrieblichen Gründen unter Wahrung der Interessen des Mitarbeiters eine andere, gleichwertige Tätigkeit oder ein anderes Arbeitsgebiet zu übertragen oder den Mitarbeiter an einem anderen Ort einzusetzen, soweit dies den Fähigkeiten und Kenntnissen des Mitarbeiters entspricht.	Teradata reserves the right, for operational reasons and taking into account the interests of the Employee, to assign to the Employee another, equivalent activity or another area of work, or to assign the Employee to another location, insofar as this corresponds to the skills and knowledge of the Employee.

Alle Aktivitäten des Mitarbeiters sind darauf abzustellen, dass die Teradata-Ziele erreicht werden. Der Mitarbeiter hat das Recht und die Pflicht zur Weiterbildung und Entwicklung seiner beruflichen Fähigkeiten.	All the activities of the Employee must be so that Teradata’s goals are achieved. The Employee is entitled and obliged to ensure his own further education and development of his professional skills.

2 Arbeitsentgelt	2 Remuneration

(a) Für seine Tätigkeit erhält der Mitarbeiter ein monatlich zahlbares Bruttofixgehalt, dessen Höhe 7,6% des jährlichen Bruttofixgehalts beträgt.	(a) For his work the Employee shall receive a monthly fixed gross salary which will be calculated as 7.6% of the annual fixed gross salary.

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Die Gehaltszahlung erfolgt nachträglich am Ende eines jeden Kalendermonats durch Überweisung auf ein vom Mitarbeiter zu benennendes Inlandskonto bei einem Kreditinstitut. Mit der Gehaltszahlung für Juni erhält der Mitarbeiter ein Urlaubsgeld in Höhe von 5,2% des jährlichen Bruttofixgehalts. Mit der Gehaltszahlung für November erhält der Mitarbeiter ein Weihnachtsgeld in Höhe von 3,6% des jährlichen Bruttofixgehalts.

The salary shall be payable in arrears at the end of each calendar month by way of bank transfer to a domestic bank account, held with a credit institution and indicated by the Employee. The Employee receives a holiday pay in the amount of 5.2% of the annual fixed gross salary to be paid with the salary payment for June. The Employee receives a Christmas pay in the amount of 3.6% of the annual fixed gross salary to be paid with the salary payment for November.

Die Höhe des ab dem 1. Januar 2013 zu zahlenden jährlichen Bruttofixgehalts wird vom Compensation and Human Resource Committee des Teradata Board of Directors („Compensation Committee“) festgelegt und dem Mitarbeiter schriftlich mitgeteilt. Teradata wird das jährliche Bruttofixgehalt jährlich überprüfen und entsprechend den Marktgegebenheiten und der Leistung des Mitarbeiters anpassen. Die für das jeweilige Kalenderjahr geltende Höhe des jährlichen Bruttofixgehalts wird dem Mitarbeiter durch ein Bestätigungsschreiben bis spätestens 31. März für das jeweilige Kalenderjahr mitgeteilt.

The amount of the annual fixed gross salary due from January 1st, 2013 will be as established by the Compensation and Human Resource Committee of Teradata’s Board of Directors (“compensation committee”) and communicated to the Employee in writing. Teradata will check the annual fixed gross salary on a yearly basis and adapt it in accordance with the market situation and the performance of the Employee. The Employee will be informed on the amount of the annual fixed gross salary due for the relevant calendar year by providing him with a confirmation letter for the relevant calendar year by 31st March at the latest.

(b)     Teradata entscheidet nach freiem Ermessen für jedes Kalenderjahr gesondert über die Teilnahme des Mitarbeiters am Teradata „Management Incentive Plan (MIP)“. Teradata informiert den Mitarbeiter schriftlich, i) ob er für das jeweilige Kalenderjahr zur Teilnahme am MIP berechtigt ist, sowie ii) über die Bedingungen einer möglichen Teilnahme an dem für das jeweilige Kalenderjahr anwendbaren

(b)     Teradata at its absolute discretion decides on the Employee’s participation in the Teradata “Management Incentive Plan (“MIP”) for each calendar year separately. Teradata will inform the Employee in writing i) as to whether the Employee will be eligible to participate in the MIP for the relevant calendar year and ii) as to the conditions of potential participation in the annual bonus program under the MIP applicable for

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Bonusprogramm gemäß MIP („Bonusprogramm“) in angemessener Zeit nach Festlegung des Bonusprogramms; und iii) über die Zielvorgaben und die Höhe einer etwaigen Bonusberechtigung nach dem jeweiligen Bonusprogramm. Zahlungen nach Maßgabe des MIP sind freiwillige Leistungen durch Teradata; Teradata ist berechtigt, den MIP und sämtliche hierunter fallenden Bonusprogramme jederzeit nach freiem Ermessen zu ändern oder beenden.

the relevant calendar year (“Bonus Program”) within due course after the establishment of the Bonus Program; and iii) the performance goals and bonus opportunity under the annual Bonus Program. Payments in accordance with the MIP constitute voluntary benefits by Teradata; Teradata reserves the right to amend or terminate the MIP and any Bonus Program thereunder any time at its absolute discretion.

(c)     Für den Mitarbeiter gilt eine Gruppen-Unfallversicherung wie im Schreiben vom 14. Oktober 2005 sowie in der “Deckungsbestätigung und Nachtrag Nr. 6 vom 30. Oktober 2012“ und etwaigen künftigen Änderungen beschrieben.

(c)     Group accident insurance will cover the Employee as described in the letter, dated October 14th, 2005, as updated by the “Deckungsbestätigung und Nachtrag Nr. 6 of 30th October 2012”, and further updates that may be made from time to time.

(d) Der Mitarbeiter ist weiterhin berechtigt, am Programm der Direktversicherung teilzunehmen, solange ein solches von Teradata angeboten wird.	(d) The Employee is eligible to continue participating in the direct insurance program as long as Teradata offers such program.

(e)     Im Hinblick auf die Teilnahme an der betrieblichen Altersvorsorgung gelten die Bestimmungen des anwendbaren Versorgungsplans. Für den Mitarbeiter findet der Teradata Versorgungsplan vom 9. September 2007 (welcher, zur Klarstellung, den Versorgungsplan der NCR GmbH von Januar 1981, gültig ab 1. Januar 1981, ersetzte) mit sämtlichen Zusätzen und Aktualisierungen („Versorgungsplan“) Anwendung. Im Hinblick auf den Versorgungsplan gilt der 1. Juli 1996 als Betriebszugehörigkeit des Mitarbeiters. Für den Mitarbeiter gelten, abweichend von den generellen Regelungen des Versorgungsplans, von jetzt an auch etwaige Zahlungen

(e)     With regard to the Employee’s participation in the company pension scheme, the provisions of the applicable pension scheme apply. The applicable pension scheme is the Teradata GmbH pension scheme dated 9th September 2007 (which, for clarity, replicated the NCR GmbH pension scheme dated January 1981), with all addenda and updates thereto (“pension scheme”). For the pension scheme, the Employee’s company seniority shall count as of July 1st, 1996. For the Employee, different from the general regulations of the applicable pension scheme, the pensionable pay (according to Sec. 4 para (2) of the pension scheme) will include from now on also potential payments out of the MIP

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auf Grundlage des MIP und eines unter diesen fallenden Bonusprogramms, sollte der Mitarbeiter entsprechende Zahlungen erhalten, als versorgungsfähiges Einkommen in Ergänzung zu § 4 (2) des Versorgungsplans.

and any Bonus Program thereunder, should the Employee receive such payments.

3 Erstattung von Aufwendungen	3 Reimbursement for Expenses

(a)     Teradata erstattet dem Mitarbeiter die angemessenen und ordnungsgemäß im Zusammenhang mit der Erfüllung dieses Anstellungsvertrags getätigten Aufwendungen in Übereinstimmung mit der Teradata „Travel & Entertainment Policy“ (Policy-Nr. 802) in der jeweils gültigen Fassung und den geltenden steuerrechtlichen Bestimmungen gegen entsprechenden Nachweis. Die Teradata „Travel & Entertainment Policy“ in ihrer gültigen Fassung ist diesem Anstellungsvertrag als Anlage 1 beigefügt. Teradata ist berechtigt, die „Travel & Entertainment Policy“ jederzeit nach freiem Ermessen zu ändern.

(a)     Teradata shall reimburse the Employee for all reasonable and properly incurred out-of-pocket expenses in connection with the performance under this Employment Contract in accordance with Teradata’s ”Travel & Entertainment Policy” (Policy No. 802a), as applicable from time to time, as well as the applicable tax regulations against sufficient invoices. The Teradata “Travel and Entertainment Policy” in its currently applicable version is attached to this employment contract as Addendum 1. Teradata reserves the right to amend the “Travel & Entertainment Policy” at any time at its absolute discretion.

(b) Der Mitarbeiter kann bei internationalen Flügen die Business Class benutzen, sofern die Flugzeit gemäß Flugplan mehr als fünf (5) Stundenflugzeit beträgt.	(b) On international flights the Employee should be allowed to book business class, in case the flights time according to the flights schedule exceeds five (5) hours.

4 Firmenfahrzeug	4 Company Vehicle

Der Mitarbeiter ist berechtigt, am jeweils gültigen Firmenwagenprogramm entsprechend der Teradata „Vehicle Lease/Allowance Policy“ (Policy Nr. 307) teilzunehmen. Die Teradata „Vehicle Lease/Allowance Policy“ in ihrer derzeit gültigen Fassung ist diesem Anstellungsvertrag als Anlage 2 beigefügt.	The Employee is eligible to participate in the company car programme applicable from time to time in accordance with the Teradata “Vehicle/Allowance Policy” (Policy No. 307). The Teradata “Vehicle/Allowance Policy” in its currently applicable version is attached to this Employment Contract as Addendum 2.

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Der Mitarbeiter ist entsprechend der Teradata „Vehicle Lease/Allowance Policy“ berechtigt, das ihm überlassene Firmenfahrzeug auch privat zu nutzen. Die Versteuerung des mit der privaten Nutzung verbundenen geldwerten Vorteils erfolgt nach den jeweils geltenden steuerlichen Regelungen und ist vom Mitarbeiter zu tragen.	In accordance with the Teradata “Vehicle Lease/Allowance Policy” the Employee is entitled to use the company car also for private purposes. The private use of the company car will be subject to taxation according to tax laws applicable from time to time and the Employee shall be responsible for such taxes to be paid on the private use of the car.

5 Urlaub	5 Holiday

Der Urlaubsanspruch beträgt 32 Arbeitstage im Kalenderjahr.	The holiday entitlement is 32 working days during a calendar year.

Der Urlaubsanspruch des Mitarbeiters beträgt jeweils 1/12 des Jahresurlaubs für jeden vollen Beschäftigungsmonat bei Teradata.	The Employee shall be entitled, for each full month of employment with Teradata, to a number of days of vacation corresponding, respectively, to 1/12 of the annual days of vacation.

6 Arbeitszeit	6 Working Time

Teradata erwartet vom Mitarbeiter, dass er im Rahmen seines Verantwortungsbereiches bereit ist, über die übliche Arbeitszeit hinaus tätig zu sein, soweit es seine Funktion erfordert.	Teradata expects from the Employee that the Employee is ready, within the scope of his responsibilities, to work beyond normal working hours, if this is required by the Employee’s position.

Eventuelle Mehrarbeit und außerhalb der Arbeitszeit liegende Dienstreisen gelten durch die Gehaltsregelung gemäß der vorstehenden Ziffer 2 (a) als abgegolten.	Possible overtime work and business traveling outside normal working hours is deemed remunerated by the salary provisions of Sec. 2 (a) above.

7 Unzulässigkeit von Wettbewerbstätigkeiten und Nebenbeschäftigungen	7 Non-competition and prohibition of sideline jobs

Nebenbeschäftigungen (insbesondere gegen Entgelt), auch während des Urlaubs, sind genehmigungspflichtig und müssen der Teradata-Geschäftsführung zur Genehmigung	Sideline jobs (in particular against remuneration), also if exercised during holiday, must be authorized and be submitted to Teradata’s management so that it can authorize them. The authorization

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mitgeteilt werden. Die Genehmigung wird versagt bei Gefährdung der Interessen von Teradata und/oder des Teradata Konzerns oder bei Beeinträchtigung der Arbeitsleistung. Als Nebenbeschäftigung zählt auch die tätige Beteiligung an anderen Unternehmen sowie die Übernahme von Aufsichtsrats-, Beirats- oder ähnlichen Mandaten.	will be withheld if the interests of Teradata and/or the Teradata group are threatened or if the performance at work is impaired. The active participation in other companies is also considered a sideline activity as well as the acceptance of mandates in supervisory boards, advisory boards or similar mandates.

Für die Dauer des Anstellungsverhältnisses unterliegt der Mitarbeiter einem Wettbewerbsverbot nach Maßgabe folgender Bestimmungen:	For the duration of this Employment Contract, the Employee shall be subject to a restriction of competition pursuant to the following terms and conditions:

(a)     Dem Mitarbeiter ist es untersagt, in selbstständiger oder unselbstständiger oder in sonstiger Weise für ein Unternehmen tätig zu werden, das mit Teradata oder einer mit Teradata verbundenen Gesellschaft räumlich sowie sachlich direkt oder indirekt in Wettbewerb steht. In gleicher Weise ist es ihm untersagt, ein solches Unternehmen zu errichten, zu erwerben, oder sich hieran unmittelbar zu beteiligen. Hiervon ausgenommen sind lediglich rein finanzielle Beteiligungen an börsennotierten Unternehmen bis zur Höhe von 5% des Kapitals, die keine unternehmerischen Einflussnahmemöglichkeiten eröffnen.

(a)     The Employee shall be prohibited from working on an employed, self-employed or any other basis for any entity which directly or indirectly competes with regard to geographic area and subject matter with Teradata or Teradata’s affiliated companies. The Employee shall likewise be prohibited from establishing, acquiring or directly or indirectly participating in such an entity. Excepted therefrom shall only be purely financial interests in enterprises listed on the stock exchange up to 5% of the capital, which do not allow entrepreneurial influence.

(b)     In gleicher Weise ist es dem Mitarbeiter verboten, für sich oder einen Dritten Geschäfte aus dem Geschäftsbereich von Teradata oder von einem Kunden von Teradata einzuwerben, einzuwerben zu versuchen (auf welche Weise auch immer) oder anzunehmen, oder Kunden von Teradata zu einer Einschränkung, Einstellung der Geschäftsbeziehungen zu Teradata zu überreden oder auf sonstige Weise hierzu zu veranlassen. Kunden i.S.d. Vorschrift sind alle Kunden von Teradata, die in den letzten 12 Monaten vor der jeweiligen Tätigkeit in Geschäftsbeziehungen mit Teradata gestanden haben

(b)     Likewise the Employee shall be prohibited to seek or try to seek or accept business in the business area of Teradata (in any manner whatsoever) from any customer of Teradata for either himself or any third party or to persuade or otherwise cause any customer of Teradata to reduce or discontinue business with Teradata. Customers of Teradata in the sense of this provision are such customers who have been in business relationship with Teradata twelve months before any such act.

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(c)     Dem Mitarbeiter ist es zudem untersagt, für sich oder einen Dritten Arbeitnehmer, insbesondere in Führungspositionen, oder freie Mitarbeiter von Terada abzuwerben, deren Dienste nachzufragen oder zu verschaffen.

(c) The Employee shall not for himself or a third party solicit or procure the services or endeavour to entice away from Teradata any Employee, particularly in leading positions, or contractor.

(d)     Der Mitarbeiter hat für jeden Fall der Zuwiderhandlung gegen die vorgenannten Verbote eine Vertragsstrafe in Höhe eines Bruttomonatsgehalts zu zahlen. Im Falle eines Dauerverstoßes ist die Vertragsstrafe gemäß Satz 1 für jeden angefangenen Monat neu verwirkt. Ein Dauerverstoß liegt nicht vor, wenn lediglich die Folgen eines einmaligen Verstoßes fortwirken und der Geschäftsführer diese Fortwirkung nicht beenden kann.

(d)     In each case of a non-compliance with the restrictions agreed above, the Employee shall be liable to pay a contractual penalty in the amount of one monthly gross salary. In the event of a permanent non-compliance, the contractual penalty according to sentence 1 above shall become newly payable for each started month of such non-compliance. No permanent non-compliance is deemed to exist, however, if merely the consequences of a one-time violation continue in their effect and if the Employee is unable to stop such continued effect.

Zur Klarstellung sei darauf hingewiesen, dass diese Vertragsstrafenregelung nicht die Konsequenz hat, dass der Mitarbeiter bei Zahlung der Strafe Wettbewerbstätigkeiten aufnehmen kann.	For the avoidance of doubt, the foregoing language does not mean that the Employee may choose to compete by paying the defined penalty.

Weitergehende Ansprüche der Gesellschaft bleiben durch die vorstehende Regelung unberührt	Any further claims of Teradata shall remain unaffected by the foregoing provision.

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8 Umgang mit vertraulichen Informationen	8 Treatment of confidential information

Der Mitarbeiter ist verpflichtet, alle ihm im Rahmen seiner Tätigkeit für Teradata bekannt werdenden Informationen über Teradata, den Teradata-Konzern und deren Partner, Arbeitnehmer und Kunden vertraulich zu behandeln. Er darf weder unmittelbar diese Informationen an unberechtigte Dritte weitergeben, noch mittelbar den Zugriff darauf unberechtigten Dritten ermöglichen. Diese Verpflichtung gilt sowohl während der Dauer als auch nach Beendigung des Anstellungsverhältnisses.	The Employee is obliged to treat any information on Teradata, the Teradata group and its partners, employees and customers coming to the Employee’s knowledge within the scope of his activities for Teradata confidentially. The Employee must neither transmit any such information directly to unauthorized third parties, nor allow any unauthorized third parties indirect access to such information. This obligation shall apply both during the term of employment as well as after the termination of employment.
Im Falle einer Verletzung der Geheimhaltungs- und Datenschutzverpflichtung durch den Mitarbeiter haftet dieser Teradata bzw. dem Kunden für jeden dadurch entstandenen Schaden.	In case of a violation of confidentiality and data protection obligations by the Employee, the Employee shall be liable to Teradata or any customer, as the case may be, for any damage caused due to such violation.

9 Krankheit, Todesfall	9 Illness, Death

(a) Im Falle von unverschuldeter Arbeitsunfähigkeit wird das in Ziffer 2 lit (a) festgelegte Arbeitsentgelt bis zur Dauer von sechs Wochen ab Eintritt der Arbeitsunfähigkeit weitergewährt.	(a) In case of an incapacity for work not due to a fault on the part of the Employee, the remuneration determined in sec. 2 para (a) hereof will be paid up to six weeks after the event.

Nach Ablauf der ersten sechs Wochen zahlt Teradata bis zu weiteren 13 Wochen den Unterschiedsbetrag zwischen dem letzten monatlichen Nettofixgehalt und dem Krankengeld. Dieser Zeitraum erhöht sich bei mehr als 5jähriger Betriebszugehörigkeit auf 15 Wochen und nach 10jähriger Betriebszugehörigkeit auf 26 Wochen. Für den Fall, dass kein Anspruch auf Krankengeld besteht, gilt als Berechnungsgrundlage der Krankengeldhöchstsatz der Allgemeinen Ortskrankenkasse Augsburg für versicherungspflichtige Mitarbeiter.

After the end of the first six weeks, Teradata shall pay for a period of up to 13 additional weeks the difference between the last net base monthly salary and the sickness allowance. This period increases to 15 weeks if the Employee has been employed with the company for more than 5 years and to 26 weeks if the Employee has been employed with the company for ten years or more. In case the Employee is not entitled to claim a sickness allowance from his health insurance, the sickness allowance is calculated on basis of the maximum sickness allowance rate of Allgemeine Ortskrankenkasse Augsburg applyable to Employees liable to insurance.

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(b) Im Falle des Ablebens des Mitarbeiters während des Anstellungsverhätlnisses erhalten die Hinterbliebenen Sterbegeld entsprechend dem Versorgungsplan.	(b) In the event of the Employee’s death during the employment, the surviving dependants will receive a death grant in accordance with the pension scheme.

10 Treuepflicht	10 Loyalty

Die Treuepflicht des Mitarbeiters unterliegt den gesteigerten Anforderungen, die sich aus seiner besonderen Verantwortung aufgrund seiner Funktion ergeben. Sie beinhalten insbesondere:	The Employee’s loyalty is subject to the increased demands deriving from the Employee’s special responsibility as a result of his position. Those requirements include in particular:

(a)     Der Mitarbeiter hat es zu unterlassen, die ihm in seiner Funktion erwachsenden geschäftlichen Beziehungen zu Kunden, Partnern, Lieferanten der Teradata und/oder des Teradata Konzerns oder Dritten in irgendeiner Weise – materiell oder immateriell - zum eigenen Vorteil oder zum Vorteil Dritter auszunützen.

(a)     The Employee must refrain from using any business contacts to customers, partners, suppliers of Teradata and/or the Teradata group or third parties resulting from the Employee’s position in any way – material or immaterial – to his own advantage or to the advantage of any third party.

(b)     Der Mitarbeiter hat alles zu unterlassen, was das Eigentum der Teradata und/oder des Teradata Konzerns verletzen oder gefährden könnte. Zum Eigentum der Teradata zählen auch urheberrechtlich geschützte Rechte der Teradata und/oder des Teradata Konzerns wie Firmware, Software jeglicher Art, Lizenzprogramme und deren Dokumentation. Die unbefugte Verwendung und Weitergabe dieses Eigentums der Teradata und/oder des Teradata Konzerns an Dritte ist nicht gestattet.

(b)     The Employee must refrain from doing anything that could damage or imperil Teradata’s and/or the Teradata group’s property. Teradata’s and/or the Teradata group’s property also includes intellectual rights of Teradata like firmware, software of any kind, licensed programs and their documentation. Any unauthorized use and circulation of such property of Teradata and/or the Teradata group to third parties is prohibited.

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Der Mitarbeiter verpflichtet sich, die jeweils gültige Fassung der Conflict of Interest Policy und des Code of Conduct, die von Zeit zu Zeit angepasst werden, anzuerkennen und zu beachten.	The Employee undertakes to accept and observe the respectively valid Conflict of Interest Policy in the Code of Conduct, as amended from time to time. In addition, Employee agrees to observe and abide by Teradata’s Code of Conduct, as amended from time to time.

11 Copyright	11 Copyright

Der Mitarbeiter überträgt sämtliche Rechte am Arbeitsergebnis, insbesondere sämtliche Nutzungsrechte an Erfindungen und Entwicklungen einschließlich technischer Verbesserungsvorschläge, Kennzeichenrechte, Nutzungsrechte an Urheberrechten, Geschmacksmusterrechte, verwandte Schutzrechte im Sinne des Urheberrechts (einschließlich aller Entwicklungsstufen) und sonstige Imaterialgüterrechte, die er während der Zeit seiner Tätigkeit für Teradata erworben hat oder erwirbt, zeitlich, räumlich und inhaltich unbeschränkt ausschießlich auf Teradata, wenn diese	The Employee assigns all rights to work results, in particular all rights of use in and to all inventions, and developments, including technical improvements, trade mark rights, copyright use rights, design rights, related rights in the sense of copyright law (including all stages of development) and other intellectual property rights which has acquired or will acquire during the course of his employment, exclusively to Teradata without any limitation in time, geographical scope or as to contend, if such rights

(a) in Zusammenhang mit der Tätigkeit des Mitarbeiters für Teradata erworben wurden;	(a) were obtained by the Employee in context with his performing of duties under this Employment Contract

(b)     unter Verwendung von Material, technischen Anlagen, Betriebs- oder Geschäftsgeheimnissen, Know-How und /oder Arbeitszeit, die von Teradata zur Verfügung gestellt wurden, entwickelt oder erworben werden, während oder außerhalb der Arbeitszeit, oder

(b)     accrued or were obtained with the use of material, technical facilities, business and trade secrets, know-how and/or working time which was made available by Teradata, during or outside working hours, or

(c) mit seiner Arbeit während des Zeitraums des Anstellungsvertrag mit Teradata zusammenhängen.	(c) are connected with the Employee’s work during the term of this Employment Contract.

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Die Übertragung oben genannter Rechte umfasst unter anderem die Befugnis von Teradata, die Werke im In- und Ausland in körperlicher und unkörperlicher Form – entgeltlich oder unentgeltlich – zu nutzen, öffentlich wiederzugeben, zu vervielfältigen, zu verbreiten, in digitaler oder analoger Form auf Bild-, Daten- und Tonträger aller Art aufzunehmen und diese ihrerseits zu vervielfältigen und zu verarbeiten. Die Übertragung umfasst insbesondere auch die Befugnis, das Werk interaktiv auf elektronischem Weg (CD-ROM, Internet, proprietäre Onlinedienste, etc.) auf allen derzeit bekannten Übertragungswegen, wie Kabel, Satellit, Funkübertragungssystemen, einschließlich WAP, GPRS und HSCSD (HSMD) und auf dem Übertragungssystem UMTS/IMT 2000, nutzbar zu machen.	The assignment of the above-mentioned rights also includes Teradata’s right to use publicly, perform, reproduce and disseminate the works in tangible or intangible form – against payment of free of charge – within Germany or abroad, the right to record the works in digital or analog form on picture carriers, data carriers or phonograms of any kind, and to reproduce and disseminate such media. In particular, the assignment includes the right to make interactive use of the work by electronic means (CD-ROM, internet, proprietary online-services, etc.) via all transmission rules currently known such as cable, satellite, radio transmission systems including WAP, GPRS and HSCSD (HSMD) and via the transmission system UMTS/IMT 2000.

§ 69b des Urheberrechtsgesetzes (UrhG) bleibt unberührt.	Sec. 69b of the German Copyright Act (UrhG) shall remain unaffected.

Sämtliche vorstehenden Rechte sind Teradata spätestens zum Zeitpunkt ihrer Entstehung als ausschließliche Rechte zu übertragen und können nach freiem Belieben ganz oder teilweise auch in Form einer ausschließlichen oder nicht ausschließlichen Berechtigung auf Dritte weiter übertragen werden.	All of the rights shall be assigned to Teradata as exclusive rights no later than the date on which they arise, and may be assigned at Teradata’s discretion to third parties in whole or in part, also in the form of an exclusive or non-exclusive license.

Der Mitarbeiter räumt Teradata das Recht ein, die von ihm geschaffenen Werke und sonstigen Leistungen zu verarbeiten und zu ändern sowie die so bearbeiteten oder geänderten Werke zu vervielfältigen, zu veröffentlichen und zu verbreiten.	The Employee grants Teradata the right to adapt and modify the works and other contents he creates, and to reproduce, publish and disseminate such adapted or modified works.

Eine Verpflichtung von Teradata zur Anmeldung oder Verwertung der Nutzungsrechte besteht nicht. Das dem Mitarbeiter nach § 41 UrhG eventuell zustehende Rückrufrecht wegen Nichtausübung der jeweils übertragenden Nutzungsrechte ist für die Dauer von fünf Jahren ab deren Übertragung ausgeschlossen.	Teradata is not under an obligation to register or exploit the use rights. The revocation right possibly accruing to the Employee under Sec. 41 UrhG due to failure to exercise the relevant use right assigned is excluded for a period of five (5) years from the date of assignment.

Teradata ist zur Benennung und zur Bezeichnung des Mitarbeiters als Urheber nicht verpflichtet.	Teradata is not under an obligation to identify and name the Employee as the author of any such work.

Seite 12 von 20 zum Anstellungsvertrag vom 01.09.2007 für Herrn Hermann Wimmer

Page 12 of 20 of the employment contract dated September 1st, 2007, for Mr. Hermann Wimmer

Sämtliche vom Mitarbeiter etwa geschaffenen Werke, Erfindungen und sonstige Leistungen sind Bestandteil seiner Aufgaben gemäß Ziff. 1 dieses Anstellungsvertrages und mit der Vergütung gemäß Ziff. 2 lit (a) dieses Anstellungsvertrages vollständig abgegolten.	All works, inventions and other contents created by the Employee constitute part of the responsibilities according to the Sec. 1 of this Employment Contract and are fully compensated by the remuneration pursuant to Sec. 2(a) of this Employment Contract.

Der Mitarbeiter wird jede Entwicklung und Erfindung im vorgenannten Sinne unverzüglich an Teradata mitteilen, unter Übersendung aussagekräftiger Pläne, Zeichnungen, Berechnugen und sonstiger Unterlagen, und diese auf Verlangen Teradata erläutern.	The Employee agrees to immediately notify each development and invention in the aforesaid sense to Teradata, providing relevant plans, drawings, calculations and other documents and shall explain them on Teradata’s request.

Falls Teradata für die Erfindung und Entwicklung sich Schutzrechte einräumen lassen möchte, verpflichtet sich der Mitarbeiter, Teradata in jeglicher Weise zu unterstützen, insbesondere ihm ggf. zustehende Rechte gesondert auf Teradata zu übertragen, die notwendigen Unterlagen, Dokumente und Informationen zu liefern und die erforderlichen Beglaubigungen und eidesstattlichen Erklärungen abzugeben. Der Mitarbeiter ist verpflichtet, auf Verlangen die Einräumung von Rechten zu gesonderter Urkunde zu erklären.	If Teradata desires to be granted any property rights for the development and inventions, the Employee agrees to support Teradata anyway whatsoever, specifically to transfer separately to Teradata any rights due to him, to provide the necessary records, documents and information and to issue the necessary attestation and affidavits. The Employee agrees that at request he will confirm the grant of rights under separate deed.

12 Weitere wesentliche Vertragsbestandteile	12 Other integral components of the contract

Ergänzend zu diesem Vertrag finden die Bestimmungen der jeweils geltenden Teradata Managementrichtlinien Anwendung, soweit die genannten Bestimmungen diesem Vertrag nicht zuwiderlaufen.	In addition to this contract, the provisions of Teradata’s then-applicable management guidelines shall apply, unless those provisions are contrary to this contract.

Weitere wesentliche Bestandteile des Vertrags sind die jeweils geltenden Merkblätter zum Bundesdatenschutzgesetz, über US-Auflagen zur Exportkontrolle und Deutsches Außenwirtschaftsrecht und der Fragebogen Interessenkonflikte. Zusätzlich findet die Vereinbarung der Teradata Corporation zum Schutz von Trade Secrets Anwendung.	Other integral parts of this contract are the then-applicable Teradata guidelines relating to the German Federal Data Protection Act, to US export control conditions and to German foreign trade legislation, and the questionnaire relating to conflicts of interest,. Additionally included is the Teradata Corporation Protection of Trade Secrets Agreement.

Seite 13 von 20 zum Anstellungsvertrag vom 01.09.2007 für Herrn Hermann Wimmer

Page 13 of 20 of the employment contract dated September 1st, 2007, for Mr. Hermann Wimmer

Das Kopieren von Software für private Zwecke ist untersagt; für dienstliche Zwecke gelten die jeweiligen Teradata–Vorschriften.	It is prohibited to copy software for private purposes; for business purposes, the respective Teradata provisions shall apply.

13 Kündigung	13 Termination

Die Kündigung dieses Anstellungsvertrags hat schriftlich zu erfolgen.	Any termination of this Employment Contract must be made in writing.

Das Anstellungsverhältnis kann von Teradata mit einer Frist von 12 Monaten zum Monatsende gekündigt werden. Der Mitarbeiter kann das Anstellungsverhältnis mit einer Frist von 12 Monaten zum Monatsende kündigen. Das Recht zur außerordentlichen Kündigung gem. § 626 BGB bleibt für beide Parteien unberührt.	Teradata may terminate the employment relationship by giving a twelve month notice effective at the end of each calendar month. The Employee may terminate the employment relationship by giving a twelve month notice effective at the end of each calendar month. The right of both parties to terminate the employment relationship for cause with immediate effect according to Sec. 626 German Civil Code (BGB) remains unaffected.

Ohne Kündigung endet das Anstellungsverhältnis automatisch mit dem Tag, an dem der Mitarbeiter zum Bezug von Altersruhegeld aus der gesetzlichen Rentenversicherung oder einer gleichwertigen Institution berechtigt wird, spätestens mit Ablauf des Monats, in dem das gesetzliche Rentenalter erreicht wird.	If the employment is not terminated, it shall end automatically on the day as of which the Employee is entitled to receive a retirement pension under the statutory pension insurance scheme or from an equivalent institution, at the latest as of the end of the month during which the statutory pension age is completed.

Bei einem gekündigten Anstellungsverhältnis kann Teradata den Mitarbeiter jederzeit von der Leistung der künftigen Dienste unter Fortzahlung seines Bruttofixgehaltes bis zum Beendigungzeitpunkt freistellen. Ein Anspruch auf variable Vergütungen über die bis zum Freistellungsbeginn verdiente Vergütung hinaus steht dem Mitarbeiter für die Zeit ab dem Freistellungsbeginn nicht mehr zu.	If the employment is terminated, Teradata may release the Employee at any time from the performance of future duties upon continued payment of the Employee’s fixed gross salary until the actual termination date. For the time after the day as of which the Employee is released from its duties, the Employee is not entitled to receive any variable remuneration beyond the remuneration earned until the day as of which the Employee is released from his duties.

Seite 14 von 20 zum Anstellungsvertrag vom 01.09.2007 für Herrn Hermann Wimmer

Page 14 of 20 of the employment contract dated September 1st, 2007, for Mr. Hermann Wimmer

14 Change in Control	14 Change in Control

In der derzeitigen Position, Executive Vice President International, ist der Mitarbeiter berechtigt, am Teradata „Change in Control Severance Plan“ („CIC Plan“) in seiner jeweils gültigen Fassung teilzunehmen. Die Bedingungen der Berechtigung werden dem Mitarbeiter in einer schriftlichen Zusammenfassung mitgeteilt. Abhängig von den Bedingungen und Konditionen des CIC Plans und abhängig von den im Folgenden festgelegten Bedingungen kann der Mitarbeiter im Falle eines qualifizierten Change-In-Control wie im CIC Plan definiert Anspruch auf eine Abfindungszahlung haben, deren Höhe sich aus dem zum Zeitpunkt eines qualifizierten Change-In-Control geltenden CIC Plan ergibt. Teradata ist berechtigt, den CIC Plan jederzeit nach freiem Ermessen zu ändern oder zu beenden.	In the current position, Executive Vice President International, the Employee is an eligible participant in the Teradata “Change in Control Severance Plan” (the “CIC Plan”) and a letter will be provided to the Employee summarizing the benefits under the CIC Plan. Subject to the terms and conditions of the CIC Plan and subject to the conditions agreed upon below, in the event of a qualified change of control as defined in the CIC Plan, the Employee may be entitled to receive a separation benefit as defined in the CIC Plan, the amount of which results from the CIC Plan as applicable at the date of such qualified change in control. Teradata has the right to amend or terminate the CIC Plan at any time at its absolute discretion.

Voraussetzung eines etwaigen Abfindungsanspruchs nach Maßgabe des CIC Plans ist, dass der Mitarbeiter im Hinblick auf eine ihm gegenüber ausgesprochene Kündigung, und falls der Mitarbeiter eine Abfindung auf Grund einer Kündigung nach „Good Reason“, wie im CIC Plan definiert, nach Maßgabe des CIC Plans beansprucht und erhält, gegen die Kündigung keine rechtlichen Schritte einleitet, insbesondere von einer Kündigungsschutzklage absieht. Der Mitarbeiter soll, zur Vermeidung von Unklarheiten, nicht berechtigt sein, sowohl eine Abfindung nach Maßgabe des CIC Plans zu erhalten als auch Kündigungsschutz gerichtlich geltend zu machen; falls jedoch im Falle eines Change-of-Control wie im CIC Plan definiert das Anstellungsverhältnis des Mitarbeiters gekündigt wird und er keine Abfindung nach Maßgabe des CIC Plans erhält, steht es ihm frei, gerichtliche Schritte gegen diese Kündigung einzulegen und Kündigungsschutz gerichtlich geltend zu machen.	The Employee may be entitled to receive a potential separation benefit in accordance with the CIC Plan only provided that, in case either Teradata serves the Employee with a termination of this employment, or the Employee claims and receives separation benefits under the CIC Plan as a result of termination for “good reason”, as defined in the CIC Plan, and in either case, the Employee refrains from taking legal action with respect to such termination, particularly from claiming termination protection in court. For avoidance of doubt, the Employee shall not be entitled to receive separation benefits under the CIC Plan and seek termination protection in court, but if, in the event of a change of control as defined in the CIC Plan, the Employee’s employment is terminated and he is not paid separation benefits under the CIC Plan, then he shall be entitled to take legal action with respect to such termination and claim termination protection in the court.

Seite 15 von 20 zum Anstellungsvertrag vom 01.09.2007 für Herrn Hermann Wimmer

Page 15 of 20 of the employment contract dated September 1st, 2007, for Mr. Hermann Wimmer

15 Ausschlussfristen	15 Preclusive periods

Ansprüche aus dem Anstellungsverhältnis sind innerhalb von 3 Monaten nach ihrer Fälligkeit schriftlich geltend zu machen. Eine Geltendmachung nach Ablauf dieser Frist ist ausgeschlossen, es sei denn, dass die Einhaltung dieser Frist wegen eines unabwendbaren Ereignisses nicht möglich gewesen ist. Ist ein Anspruch rechtzeitig erhoben worden und wurde seine Erfüllung abgelehnt oder erfolgt keine Rückäußerung binnen einem Monat nach Geltendmachung, ist der Anspruch innerhalb von 6 Monaten nach Ablehnung oder nach Ablauf der Monatsfrist gerichtlich geltend zu machen. Eine spätere Geltendmachung ist ausgeschlossen. Die Ablehnung eines Anspruchs des Mitarbeiters durch Teradata gilt auch durch Übersendung einer Berichtigungsmitteilung als erfolgt.	Any claims arising from the employment must be asserted in writing within a period of 3 months after their due date. Any assertion after the end of such period is excluded, unless it was not possible to observe such time limit due to an inevitable event. If a claim has been asserted in due time and has been rejected or has not been responded within a period of 1 month, then the claim must be asserted in court within a period of 6 months after its rejection for the laps of the one month’s period. A later assertion is excluded. The rejection by Teradata of a claim asserted by an Employee shall also be deemed to be made if a correction notice is transmitted.

16 Speicherung und Verarbeitung personenbezogener Daten	16 Storage and Processing of Personal Data

Dem Mitarbeiter ist bekannt, dass seine persönlichen Daten zum Zwecke der ordnungsgemäßen Erfüllung und Verwaltung des Vertragsverhältnisses gespeichert und verarbeitet werden.	The Employee is aware that his personal data are stored and processed for the purposes of a proper fulfillment and administration of the contractual relationship.

Der Mitarbeiter erklärt hiermit sein Einverständnis zur Speicherung und Verarbeitung seiner persönlichen Daten im Rahmen der Zweckbestimmung des Anstellungsverhältnisses durch die Teradata Corporation im globalen Rechenzentrum der Teradata Corporation oder durch sonstige Dritte, auch im Ausland, wobei seitens der Teradata die Einhaltung der jeweils gültigen deutschen Datenschutzbestimmungen sichergestellt wird.	The Employee hereby consents to the storage and processing of his personal data by Teradata Corporation in its global data centre or by other third parties, also abroad, within the purpose as determined by the employment, and Teradata makes sure that the respectively applicable German data protection provisions are complied with.

Seite 16 von 20 zum Anstellungsvertrag vom 01.09.2007 für Herrn Hermann Wimmer

Page 16 of 20 of the employment contract dated September 1st, 2007, for Mr. Hermann Wimmer

17 Betriebszugehörigkeit	17 Length of employment

Die Betriebszugehörigkeit des Mitarbeiters zählt ab 01.07.1996.	The Employee’s company seniority shall count as of July 1st, 1996.

18 Vollständigkeit	18 Entire agreement

Dieser Vertrag einschließlich der darin in Bezug genommenen Anlagen beinhaltet sämtliche Vereinbarungen zwischen den Parteien. Sämtliche vorangegangenen mündlichen oder schriftlichen Vereinbarungen, insbesondere der Anstellungsvertrag vom 1. September 2007 sowie der Zusatz zum Aufhebungsvertrag vom 1. September 2007, ebenfalls datierend vom 1. September 2007, werden hiermit aufgehoben und verlieren damit ihre Gültigkeit.	This contract including any annexes incorporated by reference contains all agreements and arrangements between the parties. Any previous oral or written agreements, particularly the Employment Contract of September 1st, 2007 and the supplement to the Employment Contract of September 1st, 2007, also dated September 1st, 2007 are herewith terminated and therefore become invalid.

19 Schriftform	19 Written form

Änderungen oder Ergänzungen dieses Vertrages bedürfen der Schriftform. Dies gilt ausdrücklich auch für die Änderungen und Aufhebung der Schriftformklausel selbst.	Any variation of this contract shall only be effective if made in writing. Any amendments of or supplements to this Employment Contract shall be made in writing to be valid. This shall apply expressly also to any change or termination of this written form clause itself.

20 Salvatorische Klausel	20 Severability

Sollte eine Bestimmung des Vertrages ungültig sein, berührt das die Gültigkeit der übrigen Bestimmungen nicht. Die etwa ungültige Bestimmung ist nach dem Sinn und Zweck dieses Vertrages in zulässiger Form zu ergänzen.	If any provision of this contract shall be held to be invalid, then this shall not affect the validity of the remainder of this contract. The invalid provision shall be amended as permitted within the sense and purpose of this contract.

21 Gerichtsstand	21 Jurisdiction

Gerichtsstand ist Augsburg.	The courts of Augsburg shall have jurisdiction.

Seite 17 von 20 zum Anstellungsvertrag vom 01.09.2007 für Herrn Hermann Wimmer

Page 17 of 20 of the employment contract dated September 1st, 2007, for Mr. Hermann Wimmer

22 Maßgebliche Version	22 Prevailing Version
Diese Vereinbarung ist zweisprachig in Deutsch und Englisch verfasst. Bei etwaigen Widersprüchen ist die deutsche Fassung maßgeblich.	This Agreement is made in the German and English language. In case of any inconsistencies the German version prevails.

Teradata GmbH

            /s/ Saundra D. Davis

Saundra D. Davis

Aufgrund Vollmacht der Teradata GmbH / due to a Power of Attorney of Teradata GmbH

Mitarbeiter / Employee

            /s/ Hermann Wimmer

Hermann Wimmer

Seite 18 von 20 zum Anstellungsvertrag vom 01.09.2007 für Herrn Hermann Wimmer

Page 18 of 20 of the employment contract dated September 1st, 2007, for Mr. Hermann Wimmer

Addendum Number 1

Travel & Entertainment Policy” (Policy No. 802a

Seite 19 von 20 zum Anstellungsvertrag vom 01.09.2007 für Herrn Hermann Wimmer

Page 19 of 20 of the employment contract dated September 1st, 2007, for Mr. Hermann Wimmer

Addendum Number 2

The Teradata “Vehicle/Allowance Policy”

Seite 20 von 20 zum Anstellungsvertrag vom 01.09.2007 für Herrn Hermann Wimmer

Page 20 of 20 of the employment contract dated September 1st, 2007, for Mr. Hermann Wimmer